CERTIFICATE OF TRUST
                                       OF
                       STATE FARM ASSOCIATES' FUNDS TRUST


     This Certificate of Trust (the "Certificate") is filed in accordance with the provisions of the Delaware Business Trust Act
(12 Del. Code Ann. Tit. 12 Section 3801 et seq.) and sets forth the following:

     1.   The name of the trust is: State Farm Associates' Funds
          Trust (the "Trust").

     2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

               Corporation Service Company
               2711 Centerville Road, Suite 400
               Wilmington, Delaware 19808

     3.   This Certificate is effective upon filing.

     4. The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940, as amended. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

     IN WITNESS WHEREOF, the undersigned, being the sole Trustees of the Trust, has executed this Certificate of this 21st day of December, 2000.


                              /s/ David R. Grimes
                              David R. Grimes, Trustee

STATE OF ILLINOIS
County of McLean

Before me this 21st day of December, 2000, personally appeared the above-named David R. Grimes known to me to be the person who executed the foregoing instrument and who acknowledged that he executed the same.


Notary Public /s/ Mary K. Gaherty


My commission expires: 02/03/2003.